Exhibit 8.1

November 23, 2005

Ladies and Gentlemen:

        We have acted as tax counsel to Viacom Inc., a Delaware corporation ("Viacom"), in connection with the Agreement and Plan of Merger among Viacom, New Viacom Corp. and Viacom Merger Sub Inc. (the "Merger Agreement") dated as of November 21, 2005. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

        In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Prospectus-Information Statement included in the Registration Statement on Form S-4 (the "Prospectus-Information Statement"), as filed with the Securities and Exchange Commission on November 23, 2005 (as so filed, the "Form S-4") under the Securities Act of 1933, as amended (the "Securities Act"). We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

        In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents

(including the forms of exhibits to the Merger Agreement as filed with the Form S-4) have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

        Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Prospectus-Information Statement under the heading "The Separation—Certain U.S. Federal Income Tax Consequences" insofar as it relates to matters of United States federal income tax law and subject to the limitations set forth therein, is accurate in all material respects.

        This opinion is given as of the date hereof and is based on various provisions of the Internal Revenue Code of 1986 as amended (the "Code"), Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement (including the forms of exhibits to the Merger Agreement as filed with the Form S-4) and the Prospectus-Information Statement may affect the conclusions stated herein.

        We express no opinion as to any federal income tax issue or other matter except that set forth above.

        This opinion letter is being delivered solely for the benefit of Viacom. Except as explicitly provided herein, this opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the references to us under the captions "Summary—The Separation"; "Summary—Certain U.S. Federal Income Tax Consequences"; "Risk Factors—If the Merger Is Determined to Be Taxable, Viacom and Viacom Stockholders Could Be Subject to a Material Amount of Taxes"; "The Separation—Certain U.S. Federal Income Tax Consequences"; "The Separation—Merger Agreement"; "Other Information—Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP